                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent

The Board of Directors and Stockholders
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation of our report dated March 26, 2003, except for note 3, which is as of January 16, 2004 with respect to the consolidated balance sheets of Telewest Communications plc and subsidiaries ("the Group") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity/(deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears as an exhibit in the December 31, 2003 annual report on Form 10-K of Liberty Media Corporation:

Form        Registration Statement No.       Description
----        --------------------------       -----------

S-8         333-67276                        Liberty Media Corporation 401(k) Savings Plan

S-8         333-67296                        Liberty Media Corporation Incentive Plan

S-3         333-66034 (Post Effective        Liberty Media Corporation $3.0 Billion Shares of Series A Common Stock,
            Amendment No. 1 to Form S-1)     Debt Securities, or Warrants

S-8         333-104154                       Liberty Media Corporation 2002 Non-employee Director Incentive Plan

S-3         333-104241                       Liberty Media Corporation 13,336,976 Shares of Series A Common Stock

S-3         333-105006                       Liberty Media Corporation $1.75 Billion, 0.75% Exchangeable Senior
                                             Debentures due 2023

S-3         333-107613                       Liberty Media Corporation 217,709,773 Shares of Series A Common Stock and
                                             $225,620,069 Floating Rate Senior Notes due 2006

S-3         333-111564                       Liberty Media Corporation 13,304,337 Shares of Series A Common Stock

Our report dated March 26, 2003, except for note 3, which is as of January 16, 2004, contains an explanatory paragraph that states that the Group is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 3 to the consolidated financial statements, the 2002 consolidated financial statements have been restated.

As discussed in note 4 to the consolidated financial statements, the Group changed its method of accounting for intangible assets in 2002 and derivative financial instruments in 2001.


                                                                  KPMG Audit plc


London, England
March 12, 2004